Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 28, 2023, relating to the balance sheets of Legion M Entertainment, Inc. as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

October 11, 2023

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com